EXHIBIT 107
Calculation of Filing Fee Tables

Form S-1
(Form Type)

Ontrak, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common stock, $0.0001 par value(2)(3)	457(o)	----	----	$20,000,000	0.0001102	$2,204
Fees to Be Paid	Equity	Warrants(4)(5)	457(g)	----	----	----	----	----
Fees to Be Paid	Equity	Pre-funded warrants(2)(4)(6)	457(g)	----	----	----	----	----
Fees to Be Paid	Equity	Common stock, par value $0.0001 per share, issuable upon exercise of warrants(2)(3)	457(o)	----	----	$20,000,000	0.0001102	$2,204
Fees to Be Paid	Equity	Common stock, par value $0.0001 per share, issuable upon exercise of pre-funded warrants(2)(3)	457(o)	----	----	----	----	----
Total Offering Amounts						$40,000,000		$4,408
Total Fees Previously Paid								$0
Total Fee Offsets								$0
Net Fee Due								$4,408

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).
(2)
The proposed maximum aggregate offering price of the common stock will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded warrants issued in the offering, and the proposed maximum aggregate offering price of the pre-funded warrants to be issued in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any common stock issued in the offering. Accordingly, the proposed maximum aggregate offering price of the common stock, warrants and pre-funded warrants (including the common stock issuable upon exercise of the pre-funded warrants), if any, is $20,000,000.

(3)
In addition to the common stock set forth in this table, pursuant to Rule 416, this registration statement also registers such additional number of common stock as may become issuable by reason of any share splits, share dividends or similar transactions.

(4)	No registration fee is required pursuant to Rule 457(g).
(5)
Each share of common stock, or a pre-funded warrant in lieu thereof, is being sold together with a warrant to purchase one share of common stock. The warrants are immediately separable and will be issued separately in the offering, but must be purchased with the common stock or pre-funded warrant together in the offering.

(6)
The registrant may issue pre-funded warrants to purchase common stock in the offering. The purchase price of each pre-funded warrant will equal the price per share at which shares of common stock are being sold to the public in this offering, minus $0.0001, which constitutes the pre-funded portion of the exercise price, and the remaining unpaid exercise price of the pre-funded warrant will equal $0.0001 per share (subject to adjustment as provided for therein).